UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 10, 2006
NATIONAL RETAIL PROPERTIES, INC.
(exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	001-11290 (Commission File Number)	56-1431377 (I.R.S. Employment Identification No.)
450 South Orange Avenue, Orlando, Florida 32801
(Address of principal executive offices, including zip code)
(407) 265-7348
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On May 10, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of National Retail Properties, Inc. (the “Company”) approved the following changes to executive compensation:
     2006 Senior Management Bonus Guidelines. The Committee adopted revised senior management bonus guidelines for 2006 performance. The bonus potential for senior executives ranges from 50% to 150% of base salary (up to 200% for the Chief Executive Officer) based on the Company’s achievement of certain funds from operations (“FFO”) (operations) per share targets in 2006 (the “2006 Earnings Targets”). Seventy-five percent of the bonus actually paid will be determined based solely on the Company’s satisfaction with the 2006 Earnings Targets, while twenty-five percent will be based on individual performance measures.
     2006 Restricted Share Award Guidelines. The Committee approved restricted share award guidelines that will provide for grants in early 2007 of restricted stock based on the Company’s achievement of the 2006 Earnings Targets. The program has two components. The “career retention” component provides for a restricted share grant potential ranging from 50% to 150% of base salary (up to 200% for the Chief Executive Officer). The career retention restricted shares will, if awarded, vest 20% per year over a five-year period. The “performance earned” component also provides for a restricted share grant potential ranging from 50% to 150% of base salary (up to 200% for the Chief Executive Officer). The performance earned restricted shares, if awarded, will vest at the end of three years if either (i) the Company satisfies an annualized total return target, (ii) the Company’s annualized total return exceeds the annualized total return of a peer group index, or (iii) the Company’s annualized total return is within the top 50% of companies in the peer group index. In addition, the Committee reserved the right, in its sole discretion, to adjust the number of restricted shares awarded pursuant to the guidelines.
     CEO Employment Agreement. The Committee approved an employment agreement between the Company and Craig Macnab, its Chief Executive Officer, effective as of May 16, 2006, which amends and restates Mr. Macnab’s prior employment agreement dated February 16, 2004. The agreement is effective for a term of three years and is subject to automatic successive two-year renewals unless a party notifies the other party, in writing, of non-renewal at least 180 days before expiration of the respective term. The agreement provides for an initial annual base salary of $486,720, which salary may be increased by the Committee as it deems advisable. The agreement also provides for participation in any bonus and equity incentive plans developed by the Company, benefits generally available to senior executives of the Company, and other benefits, such as a car allowance, long-term disability coverage and life insurance benefits.
     The agreement also contains severance provisions that call for payment to Mr. Macnab of the following amounts in the event that he is terminated without “cause” or he resigns for “good reason”:
•	accrued and unpaid salary through the date of termination;

•	three times his annual salary;

•	three times his average annual bonus for the last three years of employment under the agreement;

•	immediate vesting of his restricted stock awards, stock options and other equity awards;

•	for a period of one year after termination (but in no event after Mr. Macnab becomes eligible to receive benefits of the same type from another employer), health benefits under the Company’s health plans and programs generally available to senior executives of the Company; and

•	in the event of such a termination upon or after a “change of control”, a prorated annual bonus at the target level for the year in which termination occurred.
In the event that the employment agreement naturally terminates at the end of its term because the Company elects not to renew, Mr. Macnab will be entitled to the following severance payments:
•	accrued and unpaid salary through the date of termination;

•	two times his annual salary if the non-renewal is at the end of the initial three-year term and his annual salary if the non-renewal is at the end of any subsequent renewal term;

•	if non-renewal is at the end of the initial three-year term, immediate vesting of his restricted stock awards, stock options and other equity awards that are exclusively time-based vesting;

•	for a period of one year after termination (but in no event after Mr. Macnab becomes eligible to receive benefits of the same type from another employer), health benefits under the Company’s health plans and programs generally available to senior executives of the Company; and

•	a prorated annual bonus at the target level for the year in which termination occurred.
In addition to the foregoing payments, Mr. Macnab shall be entitled to gross-up payments to the extent such payments result in the imposition of excise tax, interest or penalties.
     The agreement contains non-competition and non-solicitation provisions applicable during the term and, other than in the event of a “change of control” and subsequent termination by the Company without “cause or by Mr. Macnab for “good reason” or a termination due to non-renewal by the Company at the first time on or after a “change of control” that the agreement is up for renewal, for one year thereafter.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     On May 11, 2006, the Board promoted Julian E. Whitehurst to the position of President of the Company. Mr. Whitehurst also remains the Company’s Chief Operating Officer and the terms of Mr. Whitehurst’s existing employment agreement with the Company remain unchanged.
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

National Retail Properties, Inc.
Date: May 16, 2006	By:	/s/ Kevin B. Habicht
Kevin B. Habicht
Executive Vice President and Chief Financial Officer